EXHIBIT 10.10
-------------

                              LICENSE AGREEMENT
                               ------------------

      This Agreement ("this Agreement") is made as of 1 July 2004 between:
(i) Masterfoods USA, a division of Mars, Incorporated, a Delaware corporation with offices at 800 High Street, Hackettstown, New Jersey 07840 ("Masterfoods USA"), and (ii) Bravo! Foods International Corp., a Florida corporation with offices at 11300 U.S. Highway 1, Suite 202, North Palm Beach, Florida 33408 ("Licensee").

      WHEREAS, Masterfoods USA and/or Masterfoods USA Affiliates manufacture and sell the products set forth in Schedule I attached hereto (the "Masterfoods Products"); and Masterfoods USA is authorized to enter into this Agreement with respect to the trademarks, symbols and designs associated with the Masterfoods Products set forth in Schedule II attached hereto (the "Masterfoods Marks"); and

      WHEREAS, Masterfoods USA and Licensee wish to enter into certain arrangements relating to Licensee's use of the Masterfoods Marks upon and in connection with the sale and distribution of the products described in
Schedule III attached hereto (the "Licensed Products");

      NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants contained in this Agreement, Masterfoods USA and Licensee hereby agree as set forth below. Capitalized terms used in this Agreement and not otherwise defined herein have the meaning given such terms in Article 1 below.

      ARTICLE 1.  DEFINITIONS

      As used in this Agreement, the following terms have the meanings set forth below:

      "Allowable Discounts" means, with respect to any Licensed Products, volume and other discounts (excluding cash discounts, early payment discounts, new store allowances, coop advertising allowances and stocking allowances) actually given with respect to the Licensed Products in the ordinary course of business provided that (i) such discounts are based solely on the sale of such Licensed Products by Licensee, (ii) such discounts have been appropriately documented and (iii) the aggregate amount of such discounts does not exceed two percent (2%) of the Standard Gross Sales Price of the Licensed Products in question, less Allowable Returns.

      "Allowable Returns" means, with respect to any Licensed Products:
(a) returns of damaged Licensed Products actually credited and transportation charges allowed with respect to such returns, and (b) markdown allowances in lieu of returns of damaged Licensed Products actually credited and separately stated on an invoice issued within six (6) months after sale of the Licensed Products or, if earlier, the expiration or termination date of the License Agreement; provided that (i) all such returns and allowances (including, but not limited to, the destruction of Licensed Products subject to markdown allowances) have been appropriately documented and (ii) the aggregate amount of such returns and allowances does not exceed two percent (2%) of the Standard Gross Sales Price of the Licensed Products in question, less Allowable Discounts.

      "Advance" means a nonrefundable Royalty advance with respect to each Contract Year in the following amounts:

                                        Amount
                          -------------------------------------
       Contract Year        U.S.     Canada   Mexico    Total         Due Date
---------------------------------------------------------------------------------

1 a. (ending 12/31/05)    $ 25,000    $n/a     $n/a    $ 25,000    Upon Execution
1b.  (ending 12/31/05)    $ 25,000    $n/a     $n/a    $ 25,000       12//31/04
2.   (ending 12/31/06)    $150,000    $n/a     $n/a    $150,000       01/01/06
3.   (ending 12/31/07)    $300,000    $n/a     $n/a    $300,000       01/01/07

      "Business Day" means any day other than a Saturday, Sunday or public holiday observed by Licensee and/or Masterfoods USA.

      "Competitive Products" means chocolate and nonchocolate confectionery products (including mints, gum and granola bars, but excluding Moon Pie Brand), energy bars, ice cream, ice milk, frozen yogurt, ices, frozen novelties, pet products and accessories, rice, pasta, sauces, salad dressings, main meals, and side dishes.

      "Contract Year" means, (a) initially, the period starting on the Effective Date and ending on the next following December 31 and (b) thereafter, the period starting on January 1 of each calendar year during the term of this Agreement and ending on December 31 of such year or, if earlier, the Expiration Date.

      "Damaged Products" means any Licensed Products (a) whose packaging or contents are damaged or adulterated by fire, water, spoilage or otherwise;
(b) which are out of date or beyond its shelf-life; (c) which deviate from the final production samples approved by Masterfoods USA hereunder; or (d) which Licensee or Masterfoods USA reasonably believes in a condition inappropriate for sale or distribution to consumers.

      "Earned Amounts" means the sum of all unpaid Royalties, all Advances, and all Marketing Fees payable under this Agreement.

      "Effective Date" means 1 July 2004.

      "Expiration Date" means 31 December 2007.

"Finished Goods" means Licensed Products in their finished state that are immediately available for sale. Finished Goods do not include work in process or raw materials.

      "Force Majeure Event" means, with respect to either party, any cause beyond its reasonable control (including, but not limited to acts of God or terrorism, fire, strike, flood, riot, war, delay of transportation or inability to obtain necessary raw materials through normal commercial channels).

      "Guarantee" means the following amount(s) with respect to each Contract Year:

                                          Amount
                         -----------------------------------------
       Contract Year        U.S.      Canada   Mexico     Total        Due Date
---------------------------------------------------------------------------------

1.  (ending 12/31/05)    $  375,000    $n/a     $n/a    $  375,000     01/31/06
2.  (ending 12/31/06)    $1,000,000    $n/a     $n/a    $1,000,000     01/31/07
3.  (ending 12/31/07)    $1,500,000    $n/a     $n/a    $1,500,000     01/31/08

      "Guaranteed Amounts" means the sum of all unpaid Guarantees and Minimum Marketing Fees payable under this Agreement.

      "Improvements" has the meaning given in Paragraph 4.12 of this Agreement.

      "Indemnifying Party" has the meaning given in Paragraph 8.2.3 of this Agreement.

      "Licensed Products" has the meaning given in the preamble to this Agreement.

      "Licensed Products Forecast" means a good faith written projection, on an annual basis and updated quarterly, of Licensed Product sales volume, Total Net Sales Value, and aggregate Royalties, in the form of Exhibit E attached to this Agreement.

      "Licensed Trade Channels" means the following trade channels:

      Grocery, Schools, foodservice, vending, bodega, convenience, club stores, medical instituions, Gift, Specialty, Drug Stores,
      Mid-Tier and Mass Market, Vending Machines, Theme Parks, and Movie
      Theaters.

      "Licensee" has the meaning given in the preamble to this Agreement.

      "Marketing Fee" means, with respect to any Contract Year, an amount equal to zero percent (0%) of the Total Net Sales Value of Licensed Products sold or distributed by Licensee during such Contract Year.

      "Masterfoods Marks" has the meaning given in the preamble to this Agreement.

      "Masterfoods Parties" means Masterfoods USA, a division of Mars, Incorporated, a Delaware corporation, and/or legal entities in which Mars, Incorporated has direct or indirect ownership.

      "Masterfoods Products" has the meaning given in the preamble to this Agreement.

      "Masterfoods USA" means Masterfoods USA, a division of Mars, Incorporated, a Delaware corporation.

      "Masterfoods USA Affiliate" means legal entities in which Mars, Incorporated has direct or indirect ownership.

      "Masterfoods USA Affiliated Buyers" means M&M'S(R) World retail store(s), Masterfoods USA, and/or any other Masterfoods USA affiliate.

      "Mexican Short Form Agreement" has the meaning given in Paragraph 6.7 of this Agreement.

      "Minimum Marketing Fee" means a fee in the following amount with respect to each Contract Year:

                                          Amount
                         ---------------------------------
       Contract Year     U.S.      Canada   Mexico   Total     Due Date
-----------------------------------------------------------------------

1.  (ending 12/31/05)    $n/a       $n/a     $n/a     $n/a     01/31/__
2.  (ending 12/31/06)    $n/a       $n/a     $n/a     $n/a     01/31/__
3.  (ending 12/31/07)    $n/a       $n/a     $n/a     $n/a     01/31/__

      "Notifying Party" has the meaning given in Paragraph 8.2.3 of this Agreement.

      "Product(s) Recipe" means the recipes and specifications for the Licensed Products, as approved by Masterfoods USA.

      "Proprietary Information" means, with respect to either party, any and all information in written, oral representational or physical form (including in particular, but not limited to, trade secrets, product formulae, financial data, marketing plans, know-how, customer and supplier lists and similar information) belonging to such party which can be shown is not at the relevant time (a) generally known to the public through no act or omission in violation of this Agreement, (b) furnished without restriction to the receiving party by a third party having the lawful right to do so or (c) known to the receiving party prior to disclosure hereunder (as established by written documentation thereof).

      "QA Guidelines" means the Masterfoods USA Quality Assurance and Product Specifications Guidelines, as in effect from time to time.

      "Remaining Goods" has the meaning given in Paragraph 10.4.2 of this Agreement.

      "Remaining Inventory" has the meaning given in Paragraph 10.3 of this Agreement.

      "Royalties" has the meaning given in Paragraph 3.1 of this Agreement.

      "Sell-off Period" means the ninety (90) day period immediately following (a) the Expiration Date or (b) termination of this Agreement by Masterfoods USA pursuant to Paragraph 10.2(e) of this Agreement.

      "Standard Gross Sales Price" means the greater of (a) the highest gross selling price for the Licensed Products for each volume-discounted freight tier reflected on Licensee's standard (before deductions of any kind) United States (or if the Territory includes Canada and/or Mexico, Canadian and/or Mexican, as the case may be) price list(s) to retailers immediately prior to the time of sale (which for the purposed of this definition shall not be deemed to be less than the highest price charged by Licensee for the Licensed Product at any time during the immediately preceding six (6) month period) and (b) Licensee's actual gross sales price, in each case, charged for the Licensed Products by Licensee. Standard Gross Sales Price shall not include any deductions or net out any amounts, credits or allowances whatsoever (examples of which include, but are not limited to: (i) cash, early payment or other discounts, (ii) taxes, duties or other governmental fees or charges, (iii) insurance, transportation or other costs or expenses and (iv) allowances or discounts related to defective goods (even if in lieu of returns), markdowns, bad debts, cash discounts or early payment discounts). Licensee will deliver to Masterfoods USA the current price list for each Licensed Product and any change in such list.

      "Taxes" has the meaning given in Paragraph 3.7 of this Agreement.

      "Territory" means The United States and its Territories and
Possessions, and U.S. Military installations worldwide.

      "Third Party Claim" has the meaning given in Paragraph 8.2.3 of this Agreement.

      "Third Party Manufacturer" means any third party expressly approved by Masterfoods USA in writing as a manufacturer of any Licensed Product.

      "Third Party Manufacturer Agreement" means any agreement between Licensee and a Third Party Manufacturer entered into in accordance with Paragraph 4.1 of this Agreement.

      "Total Net Sales Value" means Licensee's Standard Gross Sales Price to customers or distributors (other than Masterfoods USA Affiliated Buyers with respect to Licensed Products sold to Masterfoods USA Affiliated Buyers, less only (a) charges for transportation of such Licensed Products separately stated on the applicable invoice, (b) sales taxes relating to sale of such Licensed Products separately stated on the applicable invoice,
(c) Allowable Returns, and (d) Allowable Discounts.

      ARTICLE 2.  GRANT OF LICENSE

      2.1. Scope. Subject to the terms and conditions set forth in this Agreement, Masterfoods USA grants to Licensee a limited, nonexclusive, nontransferable license to use the Masterfoods Marks solely upon and in connection with the distribution and sale of the Licensed Products in Licensed Trade Channels in the Territory. No license is granted under this Agreement for any use other than that specified, or for any use in connection with products other than the Licensed Products. This license does not include the right to grant sublicenses.

      2.2. Territory. Except for sales of Licensed Products FOB a location outside the Territory solely for resale within Licensed Trade Channels in the Territory, the license granted in this Agreement extends only to Licensed Trade Channels in the Territory. Licensee agrees that it will not make or authorize any direct or indirect use of the Masterfoods Marks in any other trade channels or territory, and that it will not knowingly, or knowingly permit others to, sell any Licensed Product to parties who intend or are likely to resell or otherwise distribute them outside Licensed Trade Channels in the Territory.

      2.3. Noncompetition. During the term of this Agreement, Licensee will not produce, market or distribute in the Territory any product which bears or contains the name or trademarks of any third party (or division thereof) which produces, markets or distributes nationally branded Competitive Products.

      2.4.  Right of First Refusal.

      In the event Masterfoods USA determines that it wishes to license the Masterfoods Marks for use in connection with the distribution and sale of
(a) milk beverage products (other than the Licensed Products) within the
Territory:

            2.4.1. Masterfoods USA will give Licensee written notice of such determination, including, but not limited to, a reasonably detailed description of the products to be licensed, the territory and the proposed arrangements relating thereto. Within fifteen
      (15) days after receipt of any such notice, Licensee will notify Masterfoods USA in writing whether or not it wishes to distribute and/or sell the proposed milk beverage products in the proposed territory.

            2.4.2. In the event (i) Licensee notifies Masterfoods USA that it does not wish to distribute and/or sell the proposed milk beverage products in the proposed territory, or (ii) Licensee fails to timely respond to Masterfoods USA's notice, Masterfoods USA may provide a license to distribute and/or sell the proposed milk beverage products in the proposed territory to such party and upon such terms and conditions as Masterfoods USA may deem appropriate.

            2.4.3. In the event Licensee timely notifies Masterfoods USA that it wishes to distribute and/or sell the proposed milk beverage products in the proposed territory, Masterfoods USA and Licensee will promptly enter into good faith negotiations concerning arrangements with respect thereto. In the event Masterfoods USA and Licensee fail to execute a definitive amendment to this Agreement with respect to such arrangements within sixty (60) days after Masterfoods USA's receipt of Licensee's response to Masterfoods USA's initial notice under Subparagraph 2.4.1 above, Masterfoods USA may thereafter provide a license to distribute and/or sell the proposed milk beverage products in the proposed territory to any third party, provided that any such third party arrangements entered into within thirty
      (30) days after expiration of Masterfoods USA's exclusive sixty
      (60) day negotiation period with Licensee will not be more favorable to the third party than the arrangements last offered to Licensee.

ARTICLE 3.  ROYALTIES

      3.1. Royalties. Licensee will pay to Masterfoods USA royalties (for the benefit of the Masterfoods Parties) in an amount equal to a percentage of the Total Net Sales Value of Licensed Products sold, distributed or shipped by Licensee ("Royalties") as follows:

Type of Sale                                                 % of Net Sales Value
--------------------------------------------------------------------------------------------------------------
                                                                                   Or, at any time during
                                                                                   the contract term when
                                                                                   annualized gross sales
                                         Contract     Contract     Contract        reach $90 million for a
                                          Year 1       Year 2       Year 3         minimum period of 6 months.
--------------------------------------------------------------------------------------------------------------

To Retailer in Territory:                   5%          5.5%         6%                       7%
To Distributor in Territory:                n/a         n/a          n/a                      n/a
To Retailer F.O.B. outside Territory:       n/a         n/a          n/a                      n/a
To Distributor F.O.B. outside Territory:    n/a         n/a          n/a                      n/a

provided that no Royalties will be payable hereunder with respect to sales of the Licensed Products to any Masterfoods USA Affiliated Buyer in accordance with Paragraph 4.9 below.

            3.1.1. Except as expressly provided otherwise in this Agreement, if Licensee sells or provides any Licensed Products to any third party (including, but not limited to, any direct or indirect subsidiary or affiliate of Licensee or any charitable organization), without charge or at a price less than Licensee's Standard Gross Sales Price (including, but not limited to, sales taking place in contemplation of termination or expiration of this Agreement) Royalties thereon will be computed on the basis of Licensee's Standard Gross Sales Price. No additional Royalties will be due with respect to subsequent sales or transfers of the Licensed Products in question.

            3.1.2. No set off or deduction will be made from Royalties for uncollectible accounts, taxes, fees, commissions or assessments; costs incurred in the production, sales, distribution, advertisement or exploitation of the Licensed Products; or other expenses of any kind which may be incurred or paid by Licensee in connection with Royalties due to Masterfoods USA hereunder.

            3.1.3. All Royalties will be paid in United States Dollars. Any Total Net Sales Value or Standard Gross Sales Price amount expressed or invoiced in another currency will be converted, prior to computing the Royalties due with respect to such amount, from such other currency into United States Dollars at the conversion rate actually received by Licensee, or, in the absence of any actual conversion, at a conversion rate which is the mean between Citibank N.A.'s buying and selling rate for the other currency at its principal offices in New York, New York on the last day of the quarter for which the Royalties are being determined.

            3.1.4. All Royalties due Masterfoods USA hereunder will accrue upon the sale of the Licensed Products, regardless of the time of collection by Licensee. For purposes of this Agreement, a Licensed Product will be considered "sold" upon the date when such Licensed Product is billed, invoiced, shipped or paid for, whichever event occurs first.

      3.2. Advance and Guarantee. Licensee will pay an Advance to Masterfoods USA with respect to each Contract Year on or before the beginning of such Contract Year. If the aggregate amount of the Advance for any Contract Year plus the aggregate amount of Royalties received by Masterfoods USA with respect to such Contract Year is less than the Guarantee for such Contract Year, Licensee will also pay to Masterfoods USA within thirty (30) days after the close of such Contract Year an amount equal to the shortfall. The Advance for each Contract Year will be credited against Royalties otherwise payable under Paragraph 3.1 above with respect to the same Contract Year. In no event will any Advance or Guarantee for a given Contract Year and country be applied to the Royalties due with respect to a prior or subsequent Contract Year or with respect to another country within the Territory.

      3.3. Marketing Fee. Licensee will pay a Marketing Fee to Masterfoods USA with respect to each Contract Year. If the aggregate amount of the Marketing Fee received by Masterfoods USA with respect to any Contract Year is less than the Minimum Marketing Fee for such Contract Year, Licensee will also pay to Masterfoods USA within thirty (30) days after the close of such Contract Year an amount equal to the shortfall.
The Marketing Fee will not be applied to any Royalty, Advance, or Guarantee payable hereunder. In no event will any Minimum Marketing Fee for a given Contract Year be applied to the Marketing Fee due with respect to a prior or subsequent Contract Year.

      3.4. Royalty and Fee Payments. Within thirty (30) days after each calendar quarter, Licensee will pay Masterfoods USA all Royalties and the Marketing Fee owed with respect to such calendar quarter. Each such Royalty payment and Marketing Fee payment will be paid by separate checks payable to Masterfoods USA, accompanied by a reasonably detailed description of the calculation of the amount of the accompanying payment. Each Royalty payment will also be accompanied by the written statement described in Paragraph 3.5 below. All such payments and statements will be sent to Revenue Account Manager, Service and Finance Department, Masterfoods USA, 800 High Street, Hackettstown, NJ 07840, or such other address as Masterfoods USA may specify in writing.

      3.5. Periodic Statements. Within thirty (30) days after the end of each calendar quarter, Licensee will furnish to Masterfoods USA, a complete and accurate written statement in the form of Exhibit B attached hereto, certified by Licensee's authorized financial officer, showing (a) the total number of Licensed Products (and the volume and sales of each Licensed Product) sold and distributed by Licensee during the calendar quarter, on a country-by-country basis, and (b) Licensee's inventory of Finished Goods by SKU as of the end of the Calendar Quarter, such statement to be furnished to Masterfoods USA whether or not any Licensed Products were sold or distributed during such calendar quarter. Within thirty (30) days after the expiration or termination of this

Agreement, Licensee will furnish to Masterfoods USA an analogous final statement with respect to all Licensed Products sold or distributed during the term of this Agreement.

      3.6. Records. Licensee will keep at a location within the continental United States, [or if conducting business in Canada and/or Mexico and to the extent required by law, at its registered office in Canada and/or Mexico, as the case may be,] reasonably detailed, complete and accurate books of account and records covering all transactions relating to the Licensed Products. Upon at least five (5) Business Days prior notice to Licensee, Masterfoods USA and/or its authorized representatives will have the right, during regular business hours, to examine and copy such books of account and records and all other documents and material in the possession or under the control of Licensee insofar as they relate to the Licensed Products, in order to determine the accuracy of the periodic statements delivered or which should have been delivered by Licensee to Masterfoods USA pursuant to Paragraph 3.5 above. In the event such examination indicates any under- or overpayment of Royalties and/or Marketing Fees, an appropriate credit or refund will be promptly issued.
If any such examination reveals an underpayment of Royalties and/or Marketing Fee, of more than five percent (5%) of the amount paid by Licensee, or if such examination is in connection with Licensee's failure to deliver any periodic statement or pay any amounts due hereunder, then Licensee will bear all costs and expenses incurred by Masterfoods USA in connection with the examination and collection of any such unpaid amounts (including, without limitation, all reasonable attorney's fees and expenses). The full amount of any underpayment of Royalties and/or Marketing Fees, and related costs and expenses will be due and payable upon demand by Masterfoods USA. All books of account and records of Licensee relating to the Licensed Products will be kept available for inspection by or on behalf of Masterfoods USA for at least four (4) years after the expiration or termination of this Agreement. Upon Masterfoods USA's request, Licensee will also provide Masterfoods USA with such financial information regarding Licensee as may be necessary to establish, to Masterfoods USA's reasonable satisfaction, Licensee's creditworthiness.

      3.7. Transfer Taxes. All amounts due under this Agreement are net of any applicable taxes, duties, fees or governmental charges, including without limitation, transfer tax, sales tax, use tax, consumption tax, value-added tax, excise tax, import tax, export tax, and custom duties (collectively "Taxes"). Accordingly, Licensee will be solely responsible for the payment of all Taxes, together with any related liabilities (including interest and penalties), imposed upon it by law or any governmental authority for which Licensee is primarily liable. If Masterfoods USA is required by law or compelled by any governmental authority to collect, remit, or pay any Taxes, or any related liabilities (including interest and penalties) for which Licensee is primarily liable, Licensee will indemnify and hold Masterfoods USA harmless for all such Taxes, related liabilities (including interest and penalties), and costs (including reasonable attorney's and expenses). To the extent that any amount due under this Agreement is exempt from any applicable Taxes, Licensee will provide and make available to Masterfoods USA any resale certificate, information regarding out-of-state, out-of-province, or out-of-country sales or use of any Licensed Products and the Masterfoods Marks, and other exemption certificate or information reasonably requested by Masterfoods USA.

      3.8. Withholdings. All payments due under this Agreement will be net of any withholdings or deductions which may be imposed by law, regulation, international agreement, or governmental authority. If at any time any applicable law, regulation, international agreement, or governmental authority requires Licensee to make any such deduction or withholding from any such payment, the sum due from Licensee with respect to such payment will be increased to the extent necessary to ensure that, after the making of such deduction or withholdings, Masterfoods USA receives a net sum equal to the sum which it would have received had no deduction or withholding been required. Licensee will provide to Masterfoods USA, within the time prescribed by law, an official tax receipt or other acceptable evidence of the payment of such withholdings or deductions, and provide all reasonable assistance (including, but not limited to, annual reconciliations) necessary for Masterfoods USA to receive foreign tax credits with respect to any such withholdings or deductions.

      ARTICLE 4.  PRODUCTION, APPROVAL AND SALE OF LICENSED PRODUCTS

      4.1.  Production of Licensed Products; Third Party Manufacturers.
The Licensed Products will be produced only in such quantities as are reasonably required to meet customer demand therefor. In accordance with Masterfoods USA's policies to protect the Masterfoods Parties' goodwill in the Masterfoods Marks by controlling the quality of the Licensed Products, the Licensed Products will be produced, assembled and/or co-packed solely by Licensee and/or a Third Party Manufacturer and only at facilities approved in writing by Masterfoods USA prior to production of any Licensed Product at such facilities. Licensee will enter into a manufacturing agreement with each Third Party Manufacturer substantially in the form of Exhibit C attached hereto, an original, fully executed counterpart of which will be delivered to Masterfoods USA upon its request. Within ten (10) Business Days after the Effective Date of this Agreement, Licensee will provide Masterfoods USA with a complete, accurate list of Third Party Manufacturers (if any), including the name and address of, and the Licensed Products produced by, each Third Party Manufacturer. Such list will be promptly updated and delivered to Masterfoods USA by Licensee upon the addition or deletion of any Third Party Manufacturer.

      4.2. Approval of Licensed Products. No Licensed Product will be advertised, released, marketed or distributed without Masterfoods USA's prior written approval of the concept, composition, recipe for, quality, style and appearance of the Licensed Product (including packaging, labeling and shipping materials) and all advertising and promotion materials and plans relating thereto.

            4.2.1. Licensee will comply with all Masterfoods USA approval procedures and related requirements (including but not limited to any sensory requirements and/or testing requirements which Masterfoods USA deems appropriate) with respect to the Licensed Products, including, without limitation, the submission of at least three (3) concept samples, three (3) prototype/final concept samples, three (3) preproduction (tooled) samples and six (6) production samples for each Licensed Product (including packaging, labeling and shipping materials). Each such submission will be accompanied by an appropriately completed Masterfoods Licensed Product Submission Form in the form of Exhibit D attached hereto. Masterfoods USA will notify Licensee in writing of its approval or disapproval within thirty (30) days after its receipt of each such sample. Any submission not approved by Masterfoods USA within such thirty (30) days will be deemed disapproved.

            4.2.2. Upon Masterfoods USA's final written approval of representative production samples of a Licensed Product, Licensee will have the right to produce, distribute and sell such approved Licensed Product as long as the Licensed Product does not deviate from the final production samples approved by Masterfoods USA. At no cost to Masterfoods USA, at least once every six (6) months during the term of this Agreement and promptly upon Masterfoods USA's request from time to time, Licensee will furnish to Masterfoods USA at least six (6) additional representative production samples of the approved Licensed Product (including packaging, labeling and shipping materials) in order to enable Masterfoods USA to ascertain whether Licensee is in compliance with the provisions of this Paragraph 4.2.

           4.2.3. Licensee will not alter or change any Licensed Product (including packaging, labeling and shipping materials) after final approval thereof by Masterfoods USA unless Licensee first complies with the provisions of this Paragraph 4.2 with respect to the altered or changed item.

            4.2.4. In the event Licensee sells or distributes any Licensed Product which does not conform to the production samples of such Licensed Product finally approved by Masterfoods USA hereunder, at Masterfoods USA's request, Licensee will immediately recall and destroy all nonconforming units of such Licensed Products and provide Masterfoods USA with written certification that such recall and destruction has been completed. Should Licensee fail to do so, Masterfoods USA may conduct such recall and destruction. Licensee will bear all costs and expenses incurred in connection with the recall and destruction of any Licensed Products pursuant to this Paragraph 4.2.4.

      4.3. Inspection of Premises. Masterfoods USA and/or its authorized representatives will have the right (but not the obligation) at all reasonable times to inspect all premises at which the Licensed Products are produced, assembled, packaged, handled or stored in order to ascertain whether Licensee is in compliance with the provisions of this Agreement. Except as circumstances warrant otherwise, Masterfoods USA and/or its authorized representatives will give Licensee at least three (3) Business Days prior notice of any such inspection. Any such inspection will be subject to such security and sanitation control procedures as Licensee may reasonably request. Upon Masterfoods USA's request, but no more frequently than once each Contract Year so long as

Licensee is not in default under this Agreement, Licensee will obtain and deliver to Masterfoods USA, at Licensee's expense, an audit of each Third Party Manufacturer's premises (including workers dormitories, if applicable) conducted by a qualified independent third party reasonably acceptable to Masterfoods USA for the purpose of demonstrating compliance with the Third Party Manufacturer Agreement and all applicable industry, safety and health standards and regulations. Masterfoods USA will have the right to request and/or conduct additional independent audits of Third Party Manufacturers at its own expense as often as it deems necessary.

      4.4. Damaged Products. Licensee will not sell or distribute any Damaged Products and will use its reasonable best efforts to prevent the sale or distribution of Damaged Products by customers to consumers or others. Licensee will cause all relevant insurance policies maintained pursuant to Paragraph 8.1 below (a) to provide that the insurer will not sell or otherwise dispose of any Damaged Products in the insurer's possession or under its control without Masterfoods USA's prior written approval and (b) to authorize Masterfoods USA, at its option, to purchase any Damaged Products in the insurer's possession or under its control, at Licensee's cost therefor.

      4.5. Product Recalls. In the event either party considers the recall of any Licensed Product potentially desirable or legally required, such party will immediately notify the other party and both parties will discuss in good faith the basis for considering such recall and will use their reasonable best efforts to accomplish such recall, if any, in a commercially reasonable manner. The costs of any such recall will be borne as mutually agreed upon in writing by the parties or, in the absence of such agreement, by the party conducting the recall, subject to the indemnification provisions of Paragraph 8.2 below.

      4.6.  Testing.

            4.6.1. Licensee will cause the Licensed Products (and/or their packaging and shipping materials) to be regularly tested by a qualified independent third party in accordance with the QA Guidelines. Licensee will promptly furnish Masterfoods USA with a complete and accurate written report of the results of all such testing.

            4.6.2. At any time during the term of this Agreement, upon Masterfoods USA's request, Licensee will cause the Licensed Products (and/or their packaging and shipping materials) to be tested by a qualified independent third party for the purpose of confirming compliance with the requirements of this Agreement and all applicable industry, safety and health standards and regulations. Licensee will promptly furnish Masterfoods USA with a complete and accurate written report of the results of all such testing.

      4.7. First Shipment. Licensee will give Masterfoods USA prompt written notice of the first commercial shipment of each Licensed Product.

      4.8. Sale of Licensed Products. Licensee will sell the Licensed Products at such price as Licensee may determine and will be solely responsible for the collection and remittance of any applicable sales or like taxes in connection with the sale thereof. The Licensed Products will be sold and distributed to customers only in the manner in which other articles of the same type are customarily merchandised. In no event will the Licensed Products (a) be used or sold as premiums or giveaways, or knowingly be sold or distributed to any third party for publicity or promotional tie-in purposes, (b) be sold at less than seventy-five percent (75%) of Licensee's Standard Gross Sales Price in job lots, closeouts, remainder sales or otherwise, (c) be bartered, (d) be disassembled and/or sold in parts, (e) be sold to repackagers, (f) be sold directly to consumers, or (g) be donated or otherwise transferred to a charitable organization or cause, unless Masterfoods USA approves the charitable organization or cause and the quantity of donated or transferred Licensed Products, and Royalties are paid to Masterfoods USA with respect to the donated or transferred Licensed Products, provided that Licensee may distribute samples of the Licensed Products, for purposes of marketing the Licensed Products in such reasonable quantities as may be mutually agreed upon in writing by Licensee and Masterfoods USA. No Royalties will be payable hereunder with respect to such samples.

      4.9. Purchase of Licensed Products. Licensee will solicit Masterfoods USA Affiliated Buyers as initial customers for the Licensed Products, and if requested by a Masterfoods USA Affiliated Buyer, Licensee will sell a reasonable quantity of the Licensed Products to such Masterfoods USA Affiliated Buyer at the most favorable price for such Licensed Products offered by Licensee to any third party during the same calendar quarter (excluding any Royalty amounts Licensee would otherwise be required to pay) and upon such other terms and conditions as may be mutually agreed upon by Licensee and such Masterfoods USA Affiliated Buyer. All orders placed by a Masterfoods USA Affiliated Buyer will be shipped as soon as practicable, but in any event as part of the first shipment of Licensed Products following the placement of such order unless otherwise directed by such Masterfoods USA Affiliated Buyer. Masterfoods USA Affiliated Buyers may use any such Licensed Products for any lawful purpose. No Royalties will be payable hereunder with respect to Licensed Products sold by Licensee under this Paragraph 4.9.

      4.10. Licensed Products Forecasts. On or prior to the Effective Date, Licensee will deliver to Masterfoods USA a Licensed Products Forecast with respect to the first Contract Year. No later than August 1 prior to the beginning of each other Contract Year, Licensee will deliver to Masterfoods USA the Licensed Products Forecast for such Contract Year and will update such Licensed Products Forecast on each January 15, April 15, July 15 and October 15 for the remaining portion of such Contract Year.
The Licensed Products Forecast and updates will not be binding on Licensee, but will represent Licensee's good faith estimate of its then anticipated sales of Licensed Products for the period(s) in question.

      4.11. QA Guidelines. Masterfoods USA will provide Licensee with a copy of the current edition of Masterfoods USA's QA Guidelines and any revisions or updates thereto. Licensee will comply with all provisions and requirements set forth the QA Guidelines as in effect at the time in question.

      4.12. Products Recipes, Flavors and Improvements. All Products Recipes, Flavors and Improvements will be owned by Masterfoods USA and will be treated as Proprietary Information belonging to Masterfoods USA. Licensee will purchase all Flavors from Givaudan Flavors, Inc. ("Givaudan") for such price and upon such other terms and conditions as may be reasonably agreed upon by Licensee and Givaudan. Licensee will promptly furnish to Masterfoods USA, in such form as may be mutually agreed upon, a reasonably detailed description of each Product Recipe and/or Improvement. Licensee will not use any Product Recipe or Flavors for any purpose (other than production of Licensed Products hereunder) without Masterfoods USA's express prior written approval of such use. Any copyright or patent applications relating to the Products Recipes will be filed by Masterfoods USA and will identify Masterfoods USA as the owner. Licensee will (and will cause its employees to) cooperate fully with the filing of any such copyright and/or patent application. Masterfoods USA will pay all costs and expenses relating to any such copyright or patent application. Masterfoods USA understands and acknowledges that (a) Licensee currently produces and may hereafter produce numerous milk products in addition to the Licensed Products, (b) such additional milk products may have recipes similar to the Products Recipes and (c) Masterfoods USA will have no rights to or interests in any such recipes hereunder.

      ARTICLE 5.  ADVERTISING AND PROMOTION

      5.1. Advertising and Promotional Materials. Licensee will submit all advertising, marketing and promotional materials relating to the Licensed Products (including, but not limited to, merchandise catalogs, all phases of advertising materials, and all media plans), to Masterfoods USA for written approval before release for use or publication. Masterfoods USA will notify Licensee in writing of its approval or disapproval of any such materials as soon as practicable. Masterfoods USA's failure to approve such materials within thirty (30) days after receipt will constitute disapproval.

      5.2. Customer Complaints. All packaging for the Licensed Products will display an address and/or toll free telephone number for customer questions/complaints, which number and service will be maintained by, and at the sole cost and expense of, Licensee. Licensee will promptly and appropriately respond to all customer, consumer or other complaints relating to the Licensed Products (including, but not limited to, Licensed Product quality, safety and packaging; customer and consumer satisfaction; customer service; and form, content and channels of advertising and promotion). Within ten (10) days after Licensee's receipt of any such complaint, Licensee will furnish Masterfoods USA with a copy of the complaint and Licensee's response thereto, provided that in the event the complaint raises any significant safety, quality or other issue with respect to a Licensed Product, Licensee will immediately notify Masterfoods USA by telephone, will furnish Masterfoods USA with a copy of the complaint within twenty-four (24) hours after Licensee's receipt of the complaint, and will promptly consult with Masterfoods USA with respect to the appropriate response to such complaint.

      5.3. Marketing and Distribution. Licensee will market and distribute the Licensed Products in accordance with the following schedule:

                Activity                                         Performance Date (on or before)
                --------                                         -------------------------------

Initial preview of Licensed Products to potential customers               1 August 2004
Initial receipt of Licensed Product orders                                1 August 2004
Initial shipment of Licensed Products to customers                        1 September 2004

If Licensee fails to begin regular commercial shipment of any Licensed Product on or before 31 March 2005, Masterfoods USA may permanently withdraw such Licensed Product from the list of approved Licensed Products described on Schedule III attached hereto by written notice thereof to Licensee. Any such removal of a Licensed Product will not affect Licensee's obligation to pay the full amount of the Guarantee in accordance with Paragraph 3.2 above.

      5.4. Inventory. Licensee will at all times maintain a Finished Goods inventory of the Licensed Products sufficient to promptly meet reasonably foreseeable demand for the Licensed Products within Licensed Trade Channels in the Territory.

      5.5. Masterfoods USA Marketing and Sales Materials. At Masterfoods USA election, reference to the Licensed Products or Licensee may be included in any marketing or sales materials produced or distributed by Masterfoods USA, in such manner and form as Masterfoods USA may deem appropriate.

      ARTICLE 6.  MASTERFOODS MARKS

      6.1. Ownership of Masterfoods Marks. Licensee recognizes the great value of the goodwill associated with the Masterfoods Marks and acknowledges that, as between Masterfoods USA and Licensee, the Masterfoods Marks and all rights therein and goodwill relating thereto belong exclusively to the Masterfoods Parties. Licensee also recognizes the validity of and the Masterfoods Parties' ownership of the Masterfoods Marks and agrees that it has not and will not during the term of this Agreement or thereafter, anywhere in the world, either itself or with others, (a) attack the title or any rights of the Masterfoods Parties in and to the Masterfoods Marks, or do anything either by an act of omission or commission which might impair, jeopardize, violate or infringe any of the Masterfoods Marks; (b) claim adversely to the Masterfoods Parties or anyone claiming through the Masterfoods Parties any right, title or interest in or to the Masterfoods Marks; (c) misuse or harm or bring into disrepute the Masterfoods Marks; or (d) register or apply for registration of any of the Masterfoods Marks or any mark which is, in Masterfoods USA's reasonable opinion, the same as or confusingly similar to any of the Masterfoods Marks. Licensee acknowledges that all rights in any trademarks included in, based on or derived from the Licensed Products (excluding any trademarks owned by Licensee as of the date hereof, which will remain Licensee's property), including goodwill therein, are reserved to the Masterfoods Parties. Licensee will not acquire any further rights of any nature in the trademarks or goodwill therein as a result of Licensee's use thereof and all use of the Masterfoods Marks by Licensee will inure to the benefit of the Masterfoods Parties.

      6.2. Protection of Masterfoods Marks. Licensee agrees to cooperate fully and in good faith with Masterfoods USA for the purpose of securing and preserving the Masterfoods Parties' rights in and to the Masterfoods Marks. In the event Masterfoods USA decides to file, at Masterfoods USA's expense, with the United States Patent and Trademark Office (or any analogous foreign authority) such applications to register the Masterfoods Marks as Masterfoods USA may deem necessary to cover the Licensed Products, Licensee will cooperate with Masterfoods USA to obtain such registrations. At Masterfoods USA's request, Licensee will promptly supply to Masterfoods USA, without charge, the number of samples of each Licensed Product (including labeling and packaging) and any other material produced by or on behalf of Licensee necessary for Masterfoods USA to prepare such registration applications. All such trademark applications and any registrations issued thereon will constitute part of the Masterfoods Marks and all use thereof by Licensee will inure to the benefit of the Masterfoods Parties.

      6.3. Defense of Third Party Actions. Masterfoods USA agrees to, and will have the exclusive right to, assume the defense of any third-party action challenging Licensee's right to use the Masterfoods Marks pursuant to this Agreement. In the event of any such third-party claim, Masterfoods USA will have the right to immediately terminate this Agreement and be relieved of any future obligations under this Agreement by purchasing from Licensee, at Licensee's direct cost, its then existing inventory of Licensed Products.

      6.4. Application of Masterfoods Marks. Licensee will cause each Licensed Product to be marked so as to indicate Masterfoods USA's trademark rights in the same manner as the samples approved by Masterfoods USA pursuant to Article 4 hereof. Any Licensed Product, tag, label, packaging, advertising or promotional material, or other item bearing the Masterfoods Marks will also display the notices and legends described on Exhibit A attached hereto and/or such other notice(s) as Masterfoods USA may require from time to time to preserve the Masterfoods Parties' rights with respect to the Masterfoods Marks.

      6.5. Infringement Actions. Masterfoods USA will have the sole right to determine whether to institute litigation or prosecute any claims or suits for violations of the Masterfoods Parties' rights in the Masterfoods Marks in its own name, in the name of a Masterfoods USA Affiliate or, with Licensee's consent (such consent not to be unreasonably withheld, delayed or conditioned), in the name of Licensee or to join Licensee as a party thereto. Any recovery which may be obtained in any such action will be owned by the Masterfoods Parties. Masterfoods USA agrees to bear the reasonable legal expenses and costs incurred by Licensee with Masterfoods USA's express prior written consent as a result of Licensee's participation in such action, excluding the costs and expenses of Licensee's employees and legal counsel. Licensee will notify Masterfoods USA in writing of any actual or alleged infringements of the Masterfoods Marks or imitations of the Licensed Products which may come to Licensee's attention promptly (but in any event within five (5) Business
Days) after Licensee acquires knowledge thereof. Licensee will not institute any suit or take any action on account of any such infringement or imitation but will cooperate fully with Masterfoods USA in addressing such matter.

      6.6. Masterfoods Property. Licensee acknowledges that all products, product designs, design patents, mechanicals, trademarks, copyrights, seasonal and theme images, background settings, artwork and any other materials made available by or on behalf of the Masterfoods Parties to Licensee in connection with the production of the Licensed Products will at all times remain the exclusive property of Masterfoods USA.

      [6.7. Recordation of Mexican Short Form. Prior to the conduct of business under this Agreement in Mexico, this Agreement or an executed copy of an abbreviated version thereof substantially in the form of Exhibit G attached hereto (the "Mexican Short Form Agreement"), will be recorded by Licensee with the Mexican Industrial Property Institute pursuant to the Mexican Industrial Property Law. Notwithstanding the foregoing, in the event of a conflict between terms and conditions of this Agreement and the Mexican Short Form Agreement, the terms and conditions of this Agreement will govern.]

      ARTICLE 7.  REPRESENTATIONS AND WARRANTIES

      7.1. Masterfoods USA Representations and Warranties. Masterfoods USA hereby represents and warrants to Licensee as follows:

            7.1.1. This Agreement is Masterfoods USA's valid and binding obligation enforceable in accordance with its terms. Masterfoods USA has the unencumbered right to enter into this Agreement and to fulfill its duties thereunder. It is not and will not become party to any agreement in conflict therewith.

            7.1.2. Masterfoods USA has the right to use and permit the use of the Masterfoods Marks and has the right to grant Licensee the license described herein.

      7.2. Licensee Representations and Warranties. Licensee hereby represents and warrants to Masterfoods USA as follows:

            7.2.1. This Agreement is Licensee's valid and binding obligation enforceable in accordance with its terms. Licensee has the unencumbered right to enter into this Agreement and to fulfill its duties thereunder. It is not and will not become party to any agreement in conflict therewith.

            7.2.2. The Licensed Products and all advertising, promotional and sales materials relating to the Licensed Products produced by or on behalf of Licensee will not infringe any intellectual property or other right of any third party, provided that no representation or warranty is made with respect to Masterfoods Marks used in accordance with this Agreement.

            7.2.3. All Licensed Products will be manufactured, packaged, labeled, distributed and sold in compliance with all applicable laws and regulations, including, but not limited to, local, state, federal and foreign laws and regulations relating to labor and employment, safety and environmental matters. Without limiting the foregoing, at each facility at which the Licensed Products are manufactured, stored or handled (a) no child, slave or prison labor will be used; (b) all hazardous or flammable materials will be properly and safely handled stored and disposed of; (c) adequate fire fighting equipment will be available; (d) all safety equipment will be properly maintained; (e) adequate clear fire escapes will be available and no fire exit will be locked or blocked while the facility is occupied; (f) all machinery will have proper guards and other appropriate safety features; and (g) all employees will be provided with necessary and appropriate safety equipment and clothing.

            7.2.4. All Licensed Products will be merchantable, of good commercial quality and fit for use and/or consumption by children and adults.

      ARTICLE 8.  INSURANCE AND INDEMNIFICATION

      8.1. Insurance. Licensee will, at its own expense, obtain and maintain throughout the term of this Agreement insurance, issued by reputable insurers having an AM Best rating of not less than A-, in such form and amounts as are customary in the case of entities of established reputation engaged in the same or similar businesses and similarly situated, provided that such insurance will in any event include the coverages described on Exhibit F attached hereto. Each such insurance policy will be endorsed (i) to specifically name Masterfoods USA as an additional insured (as its interest may appear); (ii) to provide that the policy cannot be changed, modified or canceled without at least thirty (30) days' prior written notice to Masterfoods USA; and (iii) to include a waiver of subrogation. All such insurance will be primary to any other which may be available to Masterfoods USA. Licensee will promptly furnish to Masterfoods USA upon execution of this Agreement, after each renewal of each Licensee policy and upon Masterfoods USA's request from time to time, a Certificate of Insurance evidencing compliance with the provisions of this Paragraph 8.1.

      8.2.  Indemnification.

            8.2.1.  Masterfoods USA Indemnity.  Subject to Subparagraphs
      8.2.3 and 11.9 below, Masterfoods USA will at all times during the term of this Agreement and thereafter defend, indemnify and hold Licensee and its officers, directors, agents, employees and permitted assigns, harmless from and against any and all claims, suits, damages, liabilities, costs and expenses (whether based on tort, breach of contract, patent infringement, product liability or otherwise), including, but not limited to court costs and reasonable attorneys fees, arising out of or based on (a) the breach of any representation, warranty or obligation of Masterfoods

      USA under this Agreement; (b) any act, omission or negligence of Masterfoods USA with respect to the performance of its obligations to third parties arising in connection with the activities contemplated under this Agreement; (c) any use of the Masterfoods Marks in accordance with this Agreement; or (d) any materials provided to Licensee by Masterfoods USA expressly for use in connection with the Licensed Products as contemplated by this Agreement and so used by Licensee. Any immunity or exclusivity of any labor, workers compensation or similar statute applicable to Masterfoods USA will not in any way limit or preclude Masterfoods USA's obligation to provide indemnification hereunder. This indemnity will not be limited in any manner whatsoever by any insurance coverage maintained by Masterfoods USA.

            8.2.2.  Licensee Indemnity.  Subject to Subparagraphs 8.2.3 and
      11.9 below, Licensee will at all times during the term of this Agreement and thereafter defend, indemnify and hold the Masterfoods Parties and their respective officers, directors, agents, employees and permitted assigns, harmless from and against any and all claims, suits, damages, liabilities, costs and expenses (whether based on tort, breach of contract, patent infringement, product liability or otherwise), including, but not limited to court costs and reasonable attorneys fees, arising out of or based on (a) the breach of any representation, warranty or obligation of Licensee under this Agreement; (b) any defect or alleged defect in the Licensed Products;
      (c) any act, omission or negligence of Licensee with respect to the performance of its obligations to third parties arising in connection with the activities contemplated under this Agreement; or (d) any subcontract or agreement with any Third Party Manufacturer and any act or failure to act of any party to such subcontract or agreement. Any immunity or exclusivity of any labor, workers compensation or similar statute applicable to Licensee will not in any way limit or preclude Licensee's obligation to provide indemnification hereunder. This indemnity will not be limited in any manner whatsoever by insurance required hereunder or other insurance coverage maintained by Licensee.

            8.2.3. Third Party Claims. Either party (the "Notifying Party") will notify the other party (the "Indemnifying Party") of the existence of any third party claim, demand or other action giving rise to a claim for indemnification hereunder (a "Third Party Claim") within ten (10) Business Days of the date upon which the Notifying Party first becomes aware of the same and will give the Indemnifying Party a reasonable opportunity to defend the same at its own expense and with its own counsel, provided that the Notifying Party will at all times have the right to participate in such defense at its own expense. If, within a reasonable time after receipt of notice of a Third Party Claim the Indemnifying Party fails to undertake to so defend, the Notifying Party will have the right, but not the obligation, to defend and to compromise or settle (exercising reasonable business judgment) the Third Party Claim for the account and at the risk and expense of the Indemnifying Party. The party defending a Third Party Claim will timely provide to the other party, such information relating to the defense and/or settlement of the Third Party Claim as the other party may reasonably request from time to time.

            8.2.4. Assistance With Claims. Subject to Subparagraphs 8.2.1 through 8.2.3 above, each party will, at the request and expense of the other, furnish such information and/or reasonable assistance as may be required to enable the other party to defend itself against third party claims threatened or filed in connection with any activities conducted under this Agreement.

      ARTICLE 9.  PROPRIETARY INFORMATION

      9.1. Proprietary Information. From time to time, either party may disclose or make available to the other party, Proprietary Information in connection with the transactions contemplated hereunder. Each party agrees that during the term of this Agreement and thereafter (a) it will use Proprietary Information provided by the other party solely for the purpose(s) for which it was disclosed hereunder and (b) it will not disclose Proprietary Information provided by the other party to any third party (other than its employees and/or professional advisors on a need-to-know basis who are bound by obligations of nondisclosure and limited use at least as stringent as those contained herein). The parties agree that except as necessary to perform their respective obligations hereunder or otherwise expressly required by law, they will not publicly announce or otherwise disclose any of the terms and conditions of this Agreement. In the event either party is requested or ordered by a court of competent jurisdiction to disclose Proprietary Information provided by the other party, such party will give the other party immediate notice of such request or order and, at the other party's request and expense, resist such request or order to the fullest extent permitted by law. Each party will promptly (i) return to the other upon request any or all Proprietary Information provided by the other then in its possession or under its control and (ii) erase or otherwise destroy all computer entries containing any Proprietary Information provided by the other then in its possession or under its control and provide the other party with a written certification of such erasure or destruction. Each party further agrees to promptly return or destroy at the other party's request any documents, files, copies, summaries, digests, analysis, compilations, forecasts, studies or any other information prepared by it, fixed in any manner or form, used, derived from or based on the Proprietary Information provided by the other party. Each party acknowledges that all Proprietary Information provided by the other party disclosed, obtained or received under this Agreement, will be and remain the sole and exclusive property of the other party and/or Masterfoods USA Affiliates. The provisions of this Paragraph 9.1 will survive the expiration or any termination of this Agreement.

      9.2. Notice of Certain Events. Licensee will promptly notify Masterfoods USA upon becoming aware of any of the following events: unauthorized disclosure of any Proprietary Information of the Masterfoods Parties; any alleged infringement of third-party proprietary or other rights in connection with actions taken hereunder; liability claims relating to the Licensed Products and any other event that may reasonably be expected to have a material adverse effect upon the development, production, sale, distribution or reputation of any Licensed Product or the Masterfoods Marks.

      ARTICLE 10.  TERM AND TERMINATION

      10.1. Term. This Agreement will take effect on 1 July 2004 and expire on 31 December 2007, subject to earlier termination pursuant Paragraph 10.2 below.

      10.2. Termination. Without prejudice to any other right or remedy available to the parties, this Agreement may be terminated:

            (a) by either party at any time (i) upon written notice of termination to the other if the other commits a material breach of this Agreement, which breach (if capable of being cured) has continued uncured for at least thirty (30) days (ten (10) days with respect to breach of payment obligations or any breach with respect to the Masterfoods Marks) after written notice of such breach from the terminating party; or

            (b) automatically, without notice of termination or any other action on the part of either party if either party makes any assignment for the benefit of creditors or files (or has filed against it) a petition in bankruptcy, or is adjudged bankrupt, or becomes insolvent, or is placed in the hands of a receiver, or if the equivalent of any such proceedings or acts occurs, though known by another name or term;

            (c) by Masterfoods USA at any time upon written notice of termination to Licensee (i) in the event of a change of control of Licensee or a sale of all, or substantially all, of its assets, (ii) in the event that Licensee is in default under any other agreement to which Masterfoods USA or any Masterfoods USA Affiliate is also a party, (iii) in the event that sales of Licensed Products during any Contract Year are less than fifty percent (50%) of the projected sales of Licensed Products for such period set forth on Schedule IV attached hereto, or (iv) in the event Licensee acquires a controlling interest in, or substantially all the assets of, any third party (or division thereof), which produces, markets or distributes one or more products which Masterfoods USA reasonably deems to compete with any product of the Masterfoods Parties;

            (d) by either party upon written notice of termination to the other party in the event the existence of a Force Majeure Event prevents the other party from performing any of its obligations hereunder for more than sixty (60) days; or

            (e) by either party, with or without cause, upon at least sixty (60) days prior written notice of termination to the other party.

      10.3. Post-Termination/Expiration Sell-off. Following the Expiration Date or in the event this Agreement is terminated by Masterfoods USA pursuant to Paragraph 10.2(e) without cause, Licensee may continue to sell its inventory of Finished Goods in existence at Licensee's warehouse(s) or domestic point(s) of distribution as of the Expiration Date or such date of termination, as the case may be (the "Remaining Inventory") for the Sell-off Period provided that, in each such case:

            (a) all relevant provisions of this Agreement will continue to apply during the Sell-off Period;

            (b) the aggregate amount of Remaining Inventory of any Licensed Product sold during the Sell-off Period does not exceed fifty percent (50%) of the aggregate amount of such Licensed Product sold by Licensee during the same period in the immediately preceding Contract Year (or, if the termination occurs in the first Contract Year, during the immediately preceding calendar quarter); and

            (c) no Royalties generated by the sale of any Licensed Products during the Sell-off Period will be applied toward the satisfaction of the Guarantee pursuant to Paragraph 3.2 above unless this Agreement has been terminated by Masterfoods USA without cause pursuant to Paragraph 10.2(e) hereof.

In no event will this Paragraph 10.3 apply to any Licensed Product manufactured or acquired by Licensee or delivered to Licensee's warehouse(s) or domestic point(s) of distribution after the date of termination or the Expiration Date, as the case may be. At least sixty
(60) days prior to the Expiration Date and within fifteen (15) days after the start of the Sell-off Period, Licensee will furnish to Masterfoods USA a written description (including quantity and location) of the Remaining Inventory, including, without limitation, all packaging materials, tags, labels, and advertising and other promotional materials. Masterfoods USA will have the right to conduct its own physical inventory of the Remaining Inventory wherever maintained, upon reasonable prior notice to Licensee and during normal business hours. If any such Masterfoods USA physical inventory is prohibited or limited by Licensee for any reason, Masterfoods USA may, in its sole discretion, immediately terminate all sell-off rights granted to Licensee hereunder by written notice to Licensee.

      10.4.  Effect of Expiration or Termination.

             10.4.1. Payments. Expiration or termination of this Agreement will not affect the obligation of either party to perform obligations incurred hereunder prior to such termination or expiration including, but not limited to, Licensee's obligations to pay all Earned Amounts due hereunder and all Guaranteed Amounts; provided, however, so long as no default or breach by Licensee has occurred hereunder,

                  (a) if Licensee terminates this Agreement pursuant to Paragraph 10.2(e), Licensee's obligations to pay all Earned Amounts and all Guaranteed Amounts will be limited to all such Earned Amounts and all Guaranteed Amounts that would otherwise be due during the twelve (12) month period following the date of such termination (or shorter period ending on the Expiration
            Date); and


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                  (b)   if Masterfoods USA terminates this Agreement
            pursuant to Paragraph 10.2(e) or Licensee terminates this Agreement pursuant to Paragraph 10.2(a) or 10.2(b), Licensee's obligations to pay all Earned Amounts and Guaranteed Amounts will be limited to all Earned Amounts and all Guaranteed Amounts applicable to the period ending on the termination date. In addition, in the event that Masterfoods USA terminates this Agreement pursuant to Paragraph 10.2(e), Masterfoods USA will purchase from Licensee, at Licensee's cost therefor and upon other commercially reasonable terms and conditions, Licensee's then existing inventory of Licensed Products ingredients, packaging and work-in-process to the extent Licensee can not reasonably use such items for other existing business purposes.

            10.4.2. Other Obligations. Upon expiration or termination of this Agreement for any reason, except as otherwise expressly provided herein:

                  (a) Licensee will immediately discontinue making any representations regarding its status as a licensee under this Agreement; will immediately cease conducting any activities with respect to the production, sale, distribution, promotion or advertising of the Licensed Products; will immediately cease all use of the Masterfoods Marks; and will not use the Masterfoods Marks thereafter;

                  (b) within thirty (30) days of the date of expiration or termination, Licensee will turn over to Masterfoods USA any molds, plates, models, preprints, matrices and other materials used solely to produce the Licensed Products; and

                  (c) within thirty (30) days of the date of termination or expiration of the Sell-Off Period, if any, Licensee will destroy any and all goods bearing the Masterfoods Marks, Flavors, and all tooling, tooling aids, artwork and advertising and other promotional materials used or produced in connection with the Licensed Products then in Licensee's possession or under its control (the "Remaining Goods") and furnish Masterfoods USA with written certification of such destruction (or removal), provided that Licensee will delay such destruction (or removal) for such period, if any, as Masterfoods USA may reasonably request, during which period Masterfoods USA and Licensee will discuss in good faith alternate arrangements for disposition of the Remaining Goods upon such terms and conditions as may be mutually agreed upon in writing by Masterfoods USA and Licensee.

            10.4.3. Termination of Rights. Except as expressly set forth in Paragraph 10.3 above, effective immediately upon expiration or termination, all rights granted to Licensee hereunder will automatically revert to the Masterfoods Parties.

            10.4.4.  Surviving Provisions.  The provisions of Paragraph
      10.3 and this Paragraph 10.4 and the inspection provisions contained in Paragraph 3.6 hereof, the indemnity provisions contained in

      Paragraph 8.2 hereof, the confidentiality and limited use obligations contained in Article 9 hereof, and the representations and warranties contained in Article 7 hereof each will survive the termination or expiration of this Agreement.

      ARTICLE 11.  MISCELLANEOUS.

      11.1. Notices. All notices and other communications hereunder must be in writing and be delivered by personal service or sent by nationally recognized overnight courier service, written telecommunication or registered or other nationally recognized certified mail, postage prepaid, in each case, addressed to the parties as follows (and as otherwise provided in Paragraph 3.4 above), or to such other address as the addressee party may direct by notice given as provided herein:

      If to Masterfoods USA:      Masterfoods USA
                                  800 High Street
                                  Hackettstown, NJ 07840
                                  Attention:  **********
                                  Commercial Manager
                                  (Telecopy:  ***********)

      with copies to:             Mars, Incorporated
                                  6885 Elm Street
                                  McLean, VA 22101-3883
                                  Attention: ***********
                                  (Telecopy:  ***********)

                                  Bingham McCutchen LLP
                                  150 Federal Street
                                  Boston, MA 02110
                                  Attention:  Leslie H. Shapiro, Esq./
                                              Linda J. Groves, Esq.
                                  (Telecopy:  617-428-6315)

      If to Licensee:             Bravo! Foods International Corp.
                                  11300 U.S. Highway 1
                                  Suite 202
                                  North Palm Beach, FL 33408
                                  Attention: Roy Warren, CEO
                                  (Telecopy: 561-625-1413)

All such communications will be deemed effective on the earlier of (a) actual receipt or (b) if sent by overnight courier service, on the Business Day following the date delivered to the courier or (c) if sent by mail, five (5) Business Days after deposit with the applicable national Postal Service or (d) if sent by written telecommunication, on the sending date (subject to confirmation of receipt in complete, legible form).

      11.2. Force Majeure. Notwithstanding any other provision of this Agreement, if either Masterfoods USA or Licensee is delayed in or prevented from fulfilling any of its obligations under this Agreement by reason of any Force Majeure Event, then that party will not be liable under this Agreement for damages resulting from such delay or failure, provided that all its other obligations under this Agreement will remain in full force and effect, including but not limited to, the termination rights set forth in Paragraph 10.2(d) above. Each party will promptly notify the other upon the occurrence of any such Force Majeure Event and will use its reasonable best efforts to minimize the delay or prevention resulting therefrom.

      11.3. Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware and to the extent applicable, the laws of the United States of America, applicable to contracts made and to be performed in such state and country. The courts of and in the State of Delaware will have nonexclusive jurisdiction over disputes arising under or in connection with this Agreement.

      11.4. Assignment. This Agreement will be binding upon the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided herein, Licensee may not assign all or any portion of its rights or obligations hereunder without the express prior written consent of Masterfoods USA.

      11.5. Relationship of Parties. This Agreement is not intended to create, nor should it be construed as creating, any agency, joint venture, partnership or similar relationship between the parties hereto. Each party will act solely as an entity independent of the other party and will have no right to act for or bind the other party in any way or to represent that such party is in any way responsible for any acts or omissions of the other party.

      11.6. Amendment. Neither this Agreement nor any provision hereof may be amended or waived except by a writing signed by the party against which enforcement of the amendment or waiver is sought.

      11.7. Waivers. Any waiver by either party of any rights arising from a breach of any covenants or conditions of this Agreement must be in writing and is not to be construed as a continuing waiver of other breaches of the same or different nature or of other covenants or conditions of this Agreement. The failure of either party to insist upon a strict performance of this Agreement, or of any of its terms and conditions, will not be deemed a waiver of any rights or remedies that such party may have.

      11.8. Remedies. It is understood and agreed that all provisions of this Agreement are fundamental and essential for the protection of the Masterfoods Parties' legitimate business interests, and in the event of any breach or threatened breach of the provisions of this Agreement by Licensee, the Masterfoods Parties will suffer irreparable harm and its remedies at law will be inadequate. Accordingly, in the event of a breach or attempted breach of this Agreement by Licensee, Masterfoods USA will be entitled, in addition to all other rights or remedies which may be available to Masterfoods USA, to seek injunctive and other equitable relief, without any showing of irreparable harm or damage. In the event Masterfoods USA seeks such relief, it will not be required to post a bond or provide other security. All remedies available for breach of this Agreement are cumulative and may be exercised concurrently or separately. The exercise of one remedy will not be deemed an election of such remedy to the exclusion of other remedies.

      11.9. Consequential Damages. In no event will either party be liable to the other for any consequential, indirect, incidental, exemplary or special damages of any kind unless such party has engaged in intentional misconduct or gross negligence.

      11.10. Interest. Any overdue amounts payable by Licensee to Masterfoods USA under this Agreement will bear interest from due date until date of payment at (i) the rate equal to the higher of (a) twelve percent (12%) per annum or (b) two percent (2%) over the prime rate announced by Citibank, N.A., at its head office in New York, New York as its "prime rate" on the due date, or (ii), if lower, the highest rate permissible by applicable law.

      11.11. Headings. The headings of the articles, paragraphs and subparagraphs of this Agreement have been added for the convenience of the parties and are not to be deemed a part thereof.

      11.12. Severability. In the event any provision of this Agreement, in whole or in part, is invalid, unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, such provision will be replaced, to the extent possible, with a provision which accomplishes the original business purposes of the provision in a valid and enforceable manner, and the remainder of this Agreement will remain unaffected and in full force, provided, however, that if without such invalid provision the fundamental mutual objectives of the parties cannot be achieved, then either party may terminate this Agreement without penalty upon written notice of termination to the other party.

      11.13. Further Assurances. Each party agrees to execute and deliver such further documents and assurances, if any, as may be reasonably required from time to time to give effect to the provisions of this Agreement.

      11.14. Counterparts. This Agreement may be executed in any number of counterparts, all of which together will constitute a single agreement. In proving this Agreement, it will not be necessary to produce or account for more than one counterpart signed by both parties.

      11.15. Integration. This Agreement is the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all other such prior or contemporaneous oral and written agreements and understandings.

      11.16. Construction. The provisions of this Agreement have been negotiated in good faith by the parties and their respective legal counsel. Neither party is to be deemed the principal author of this Agreement.

      Signed, sealed and delivered by a duly authorized representative of Masterfoods USA and Licensee as of the date first written above.

MASTERFOODS USA,                       BRAVO! FOODS INTERNATIONAL CORP.
DIVISION OF MARS, INCORPORATED


By:                                    By:
    -------------------------------        --------------------------------

Name:                                  Name:
      -----------------------------          ------------------------------
      (Please Print)                         (Please Print)

Title:                                 Title:
       ----------------------------           -----------------------------

                                 SCHEDULE I
                                 ----------

                            TO LICENSE AGREEMENT
                         BETWEEN MASTERFOODS USA AND
                      BRAVO! FOODS INTERNATIONAL CORP.

Masterfoods Products:

MILKY WAY(R) Brand
STARBURST(R) Brand
3 MUSKETEERS(R) Brand

                                 SCHEDULE II
                                 -----------

                            TO LICENSE AGREEMENT
                         BETWEEN MASTERFOODS USA AND
                      BRAVO! FOODS INTERNATIONAL CORP.

Masterfoods Marks (U.S.):

Registration Schedule to be supplied:
- MILKY WAY(R) Brand
- STARBURST(R) Brand
- 3 MUSKETEERS(R) Brand

                                SCHEDULE III
                                ------------

                            TO LICENSE AGREEMENT
                         BETWEEN MASTERFOODS USA AND
                      BRAVO! FOODS INTERNATIONAL CORP.

Description of Licensed Products:

MILKY WAY(R) Brand Flavored Milk Drink - single serving
STARBURST(R) Brand Flavored Milk Drink - single serving
3 MUSKETEERS(R) Brand Flavored Milk Drink - single serving